EXHIBIT 11



                              MOSINEE PAPER CORPORATION
                  Statement of Computation of Per Share Earnings
              For the Years Ended December 31, 1994, 1993 and 1992

                                         1994           1993           1992
Net Earnings (Loss) for the Year     $12,291,480     $9,636,530     ($8,500,464)
Less:  The Sorg Paper Company
     Preferred Stock Dividends            69,036         69,036          69,036
                                     -----------     ----------      ----------
Earnings (Loss) Available to
  Mosinee Paper Corporation Common
  Stock                              $12,222,444     $9,567,494     ($8,569,500)
                                     ===========     ==========      ==========
Weighted Average Shares of Mosinee
  Paper Corporation Common Stock
  Outstanding During the Year          7,148,443      7,148,443       7,109,325
                                     ===========     ==========      ==========
Earnings (Loss) Per Share*           $    1.7098     $   1.3384     ($   1.2054)
                                     ===========     ==========      ==========
Earnings (Loss) Per Share Rounded
  to Nearest Cent                    $      1.71     $     1.34     ($     1.21)
                                     ===========     ==========      ==========

*Earnings per Share = Earnings Available to Mosinee Paper Corporation Common Stock
                      ------------------------------------------------------------
                      Weighted Average Shares of Mosinee Paper Corporation Common
                                 Stock Outstanding During the Year